EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXACT SCIENCES CORPORATION
EXACT SCIENCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).
SECOND: Pursuant to the Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Certificate of Incorporation by deleting Article “SEVENTH” and substituting therefor a new Article Seventh to read in its entirety as follows:
“SEVENTH

1. NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.
2. CLASSES OF DIRECTORS. Until the conclusion of the Corporation’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2024 (the “2024 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2024 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Commencing with the election of directors at the 2026 Annual Meeting, the Board shall no longer be classified, and all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.
3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of the Corporation.
4. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
5. VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders; provided, however, any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting shall have the same remaining term as that of his or her predecessor.

6. QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
7. ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation’s by-laws.
8. REMOVAL. Any one or more or all of the directors may be removed without cause only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one or more or all of the directors may be removed with cause only by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.
9. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the by-laws of the Corporation.
10. RIGHTS OF PREFERRED STOCK. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.”
THIRD: Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the officer below this 9th day of June, 2023.

EXACT SCIENCES CORPORATION

By:	/s/ James Herriott
Name:	James Herriott
Title:	Secretary
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